GENERAL RELEASE AND SEPARATION AGREEMENT

Simmons Bedding Company, a corporation incorporated under the laws of the State of Delaware (“Company”), and Simmons Holdco, Inc., a corporation incorporated under the laws of the State of Delaware (“Holdings”) (collectively Company and Holdings are referred to herein as “Simmons”), and Gary S. Matthews (“Executive”) hereby enter into this General Release and Separation Agreement (“Separation Agreement”), contracting and agreeing as follows:

1.  Termination Date and Employment Agreement.  The parties agree that Executive's last day of employment with Company is May 25, 2007 (the “Termination Date”).  Executive acknowledges and agrees that except as specifically set forth below, the Employment Agreement dated as of November 10, 2006 among Simmons Company, Company and Executive (the “Employment Agreement”) is terminated.  Executive further agrees that effective as of the Termination Date, he hereby resigns from all officer and director positions with Simmons and any of its subsidiaries and affiliates and agrees to sign any letters or other documents on or after such date effecting such resignations.

2.  Consideration Period.  Executive acknowledges that Executive was given this Separation Agreement to consider on May 9, 2007 and that Executive has twenty-one (21) days to consider whether to sign this Separation Agreement.  Executive is hereby advised to consult a lawyer before signing this Separation Agreement.

3.  Effective Date.  Executive may accept this Separation Agreement only by signing, initialing and dating this Separation Agreement in the spaces provided and delivering the Separation Agreement to Simmons Bedding Company, Attention:  Kristen K. McGuffey, Executive Vice President and General Counsel, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328, no later than Company’s normal close of business on the later of (a) the twenty-second (22nd) day following Executive’s receipt of this Separation Agreement or (b) if the twenty-second (22nd) day following receipt is a Saturday, Sunday or legal holiday in the State of Georgia, the next day that is not a Saturday, Sunday or legal holiday.  Time is of the essence as it pertains to this Section 3.The “Effective Date” of this Separation Agreement shall be seven (7) days after the date on which Executive signs and delivers the Separation Agreement pursuant to this Section, so long as Executive has not revoked the Separation Agreement pursuant to Section 4 below.

4.  Revocation.  Executive may revoke this Separation Agreement at any time within seven (7) days after signing and delivering it to Simmons.  If Executive elects to revoke, Executive must give notice of his decision in writing delivered to Simmons Bedding Company, Attention: Kristen K. McGuffey, Executive Vice President and General Counsel, One Concourse Parkway, Suite 800, Atlanta, Georgia 30328.  The notice shall be sent in a manner so that it will be received by Ms. McGuffey within seven (7) days of the date of Executive’s execution of this Separation Agreement.

5.  Separation Benefits.  Provided that Executive satisfies the conditions of this Separation Agreement and does not revoke this Separation Agreement, Company will do the following:

(a)  Pay to Executive his unpaid salary through the Termination Date.  Such amount will be paid at the next regular pay period after the Termination Date.

(b)  Pay to Executive the Annual Bonus due for fiscal year 2007, if any, in accordance with Sections 3.2 and 7.4(a) of his Employment Agreement.  Such amount will be paid to Executive as soon as practicable following the last day of the month in which the Termination Date occurs.

(c)  Pay to Executive the gross amount of $862,500, which equals eighteen (18) months of Executive’s current salary of $575,000 per year.  This amount, less legal deductions, will be paid in accordance with Executive’s current pay schedule for a period from May 25, 2007 through November 24, 2008 (the “Severance Pay Period”) provided that the first payment shall not be made until after the expiration of the revocation period, and which first payment will include any missed payments between the first payment due date and the expiration of the revocation period.

(d)  (i)           Executive and Executive’s Dependents (as defined below) may continue to participate in the Company’s medical, dental and vision plans at the same level of participation that was in effect immediately prior to the Termination Date through the earlier of (i) November 24, 2008, or (ii) the date on which the Executive commences other employment in connection with which the Executive is eligible to receive medical, dental and vision benefits substantially comparable to those made available by the Company (including self employment or engaging in an enterprise as a sole proprietor, member or partner).  Executive shall continue to pay for such coverage at the same rate or rates that apply from time to time to active employees for comparable coverage.  Notwithstanding the foregoing, if the benefit plan for which Executive is currently enrolled is no longer offered by Simmons, then Executive through November 24, 2008 will be eligible to participate in any plan offered to then-current Simmons’ associates.  Executive must pay Executive’s portion by deductions from Executive’s severance payments.  The 18 month period during which benefits under the Consolidated Omnibus Budget Reconciliation Act (aka COBRA) are available to Executive and his Dependants shall begin on the Termination Date and run concurrently with the benefits available under this Section 5(d)(i).

(ii)           For 2008, the new medical, dental and vision rates will be communicated to the Executive before December 31, 2007.  Executive is required to complete all necessary forms required during the 2008 open enrollment period.  Further, if Executive discontinues his coverage under the Company’s medical, dental or vision plans at any time, he will no longer be entitled to any of the benefits described in this Section 5(d) with respect to such plan after such date.

(iii)                      As used herein, a “Dependent” is a dependent of Executive enrolled and qualified in Simmons’ medical, dental and/or vision plans immediately prior to the Termination Date and will only continue to be a “Dependent” hereunder for as long as he or he continues to be qualified as outlined in the applicable health plan documents.  Simmons reserves the right from time to time to require proof from Executive that Executive’s Dependents are still considered qualified under the applicable health plan documents.

(iv)           Nothing contained herein shall give Executive any rights to any other Simmons sponsored benefits, including without limitation, long term disability, short term disability, and retirement contributions, except as permitted under those plans for retired associates.

(e)  Pay all verified and approved expense reports submitted by Executive to Company within two (2) weeks of the Termination Date in accordance with Company’s current policies, practices and procedures.

(f)  Executive agrees that if Executive subsequently engages in activities prohibited by Section 10 below, then the Company may thereafter immediately terminate and shall not be required to continue on behalf of the Executive or his Dependents any compensation provided for in this Section 5 other than those benefits that the Company may be required to maintain for the Executive under applicable law.  Except as expressly provided in this Section 5(f), the Company’s obligation to pay all compensation to Executive provided for in this Section 5 shall be absolute, and shall not be eliminated or otherwise diminished in any manner by reason of Executive’s hereafter commencing other employment or self-employment, or otherwise.

6.  Repurchase of Shares.

(a)  Class A Shares. Pursuant to Section 3.5(b)(i) of the Securityholders Agreement dated as of December 19, 2003 among Executive, Holdings (as successor to Simmons Company) and the other parties thereto (as amended to date the “SH Agreement”), Holdings exercises its right to repurchase the 4,195.33 Class A shares that Executive currently owns.  The Call Notice (as that term is defined in the SH Agreement) shall be deemed to have been given as of the Effective Date of this Separation Agreement.  The Call Closing (as that term is defined in the SH Agreement) will take place at One Concourse Parkway, Suite 800, Atlanta, Georgia 30328 on or before the 30th day after the Effective Date of this Separation Agreement and such shares will be repurchased at the then current Fair Market Value.

(b)  Class B Shares. Pursuant to Section 2(b) and 3(a) of the Restricted Stock Agreement dated as of December 1, 2006 by and between Executive and Holdings, as successor to Simmons Company (the “RSA”), the vesting of Executive’s Restricted Class B stock has terminated, and Holdings may now, or at such later date, as the case may be, exercise the following rights:

(i)           For the portion, if any, of Executive’s 3,333 Class B shares that may become Vested Shares pursuant to Section 2(b) of the RSA if Holdings meets the performance requirements for fiscal year 2007 as set forth in Section 2(a)(i) of the RSA (as such targets were adjusted in January 2007 in accordance with the terms of the RSA, which new targets are set forth on Exhibit A hereto), Holdings may, in its sole discretion, exercise its right to repurchase any such vested shares on a date that is no earlier than 180 days after such shares become vested at the then current FMV.  For the portion, if any, of these shares that do not vest pursuant to the performance requirements for 2007, then Holdings will repurchase these unvested shares at Executive’s original purchase price of one penny per share within thirty (30) days of the Measurement Date in 2008.

(ii)           Holdings hereby exercises its right to repurchase 36,667 of the Executive’s unvested Class B shares at Executive’s original purchase price of one penny per share, or $366.67, which amount will be paid within thirty (30) days of the Effective Date of this Separation Agreement.  These shares shall be deemed repurchased upon payment by Simmons to Executive.

(c)  Stock Options.  Pursuant to Section 4 of the Stock Option Agreement dated as of December 1, 2006 between Holdings (as successor to Simmons Company) and the Executive (the “Option Agreement”), no shares have become Vested Shares (as defined in the Option Agreement) and the Option shall terminate as of the Termination Date.

(d)  Cash Deferral Condition.  Executive further agrees that the obligations of Holdings to make payments pursuant to Sections 6(a) and 6(b) above are subject to there being no Cash Deferral Condition existing (as such term is defined in Section 3(d) of the RSA and Section 3.5(a)(iv) of the SH Agreement).

7.  Release.

(a)  Subject to Executive's right to revoke this Separation Agreement as stated above, by signing this Separation Agreement, Executive gives up and releases Simmons, each subsidiary and affiliate of Company or Holdings, or both; and their respective employee welfare benefit plans, employee retirement benefit plans, successors and assigns (including, in their representative capacities, all present and former shareholders, directors, officers, partners, fiduciaries, agents, representatives and employees of those companies and other entities) (collectively the “Released Parties”) from and promises never to sue or lodge any charge or complaint whether as a named plaintiff, class member, or otherwise against the Released Parties with respect to any and all rights and claims that Executive may have against the Released Parties, including without limitation any and all rights and claims to or for attorneys' fees, whether or not Executive presently is aware of such rights or claims or suspects them to exist.  These rights and claims include, but are not limited to, any and all rights and claims which Executive may have under, or arising out of, Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; and any other federal, state or local statute, ordinance, executive order, or common law.  Executive specifically releases any and all claims of/for discrimination on the basis of age, gender, race, national origin, religion and/or retaliation.  These rights and claims also include, but are not limited to, any and all rights and claims that Executive may have under any agreement or contract (other than this Separation Agreement).  This release includes any and all claims that might exist at the time Executive executes this Separation Agreement, whether known or unknown to Executive.  These rights and claims do not include any rights or claims which arise after the date on which Executive signs and delivers this Separation Agreement to Company or any vested rights Executive has (if any) under any retirement benefit plan sponsored by Company, and do not include any rights or claims (including, without limitation, any claims for indemnification) existing under this Separation Agreement.

(b)  The Company and Holdings give up and release Executive from and promise never to sue or lodge any charge or complaint whether as a named plaintiff, class member, or otherwise against the Executive with respect to any and all rights and claims that the Company or Holdings may have against the Executive, including without limitation any and all rights and claims to or for attorneys' fees, whether or not the Company or Holdings presently is aware of such rights or claims or suspects them to exist.  These rights and claims also include, but are not limited to, any and all rights and claims that the Company or Holdings may have under any agreement or contract (other than this Separation Agreement, the SH Agreement, RSA, and the Employment Agreement, but in each case only with respect to any ongoing obligations thereunder).  This release includes any and all claims that might exist at the time the Company and Holdings execute this Separation Agreement, whether known or unknown to the Company or Holdings.  These rights and claims do not include any rights or claims which arise after the date on which the Company and Holdings sign and deliver this Separation Agreement, and do not include any rights or claims existing under this Separation Agreement, the SH Agreement, RSA, and the Employment Agreement, but in each case only with respect to any ongoing obligations thereunder.

8.  False Claims Representations, Cooperation and Promises:  Executive has disclosed to Company any and all information Executive has concerning any conduct involving Simmons or any affiliate that Executive has any reason to believe may be unlawful.  Executive promises to cooperate fully with Simmons in any investigation Simmons or any affiliate undertakes into matters occurring during Executive’s employment with Simmons or any affiliate.  Executive agrees that, as and when requested by Simmons, Executive will fully cooperate with Simmons or any affiliate in effecting a smooth transition of Executive’s responsibilities to others.  Executive will promptly and fully cooperate with Simmons or any affiliate and its representatives in any dispute, litigation, arbitration, administrative or similar proceeding with respect to claims arising from events occurring or alleged to have occurred during his employment with Simmons.  If Executive is contacted as a potential witness to any claim or in any litigation, Executive will notify Simmons of any such contact or request within two (2) days after learning of it and will permit Simmons to take all steps it deems to be appropriate, if any, to prevent Executive’s involvement, or to be present during any such discussions.  This section does not prohibit Executive’s participation as a witness to the extent otherwise legally required, but does require that Executive provide Simmons with notice and the opportunity to object and/or participate.  Before Executive discloses any Simmons’ information or engages in any other activity that could possibly violate the promises Executive has made herein, Executive promises that Executive will discuss Executive’s proposed actions with the Executive Vice President and General Counsel at (770) 392-2502, who will advise Executive in writing whether the proposed actions would violate these promises.

9.  No Admission. This Separation Agreement does not constitute an admission by the Released Parties of any liability to Executive, and Executive understands and agrees that the Released Parties deny any liability to Executive.

10.  Obligations and Restricted Activities.  In consideration of the benefits as set forth herein, and other good and valuable consideration, the adequacy of which Executive acknowledges, Executive, intending to be legally bound, agrees to continue to be bound by the obligations and restrictions as set forth in Section 5 of the Employment Agreement and terms shall remain binding and enforceable during the periods set forth therein.  Defined terms as used in Section 5 of the Employment Agreement shall have the specific meanings as defined in Section 11 of the Employment Agreement.  Notwithstanding the foregoing, when interpreting the noncompete provision in Section 5.4 of the Employment Agreement:

(a) the term “Business of the Company” (as defined in Section 11.6 of the Employment Agreement) as it is used in the definition of “Competitive Business” (as defined in Section 11.13 of the Employment Agreement) will be revised as follows:

““Business of the Company” means the highly competitive business of developing manufacturing, marketing, distributing, and/or selling mattresses, foundations, changing pads and covers”; and

(b) the term “Competitive Business” as defined in Section 11.13 of the Employment Agreement will be revised as follows:

““Competitive Business” means (i) any firm, partnership, joint venture, corporation and/or any other entity and/or person, including but not limited to Sealy Corporation, Serta International, Spring Air Company, Select Comfort Corporation, Tempur-Pedic International, Inc., King Koil Licensing Company, Inc., and/or any licensee of such entity, that develops, manufactures, markets, distributes, and/or sells any of the sleep products described in Section 11.6., or (ii) any subsidiary or affiliate of such entity or person described in clause (i) above which is either (a) engaged in a business that directly supports the entity or person described in clause (i) above or (b) is in the business of developing, manufacturing, marketing, distributing and/or selling bedding components.  Notwithstanding the foregoing, a “Competitive Business” shall not include any firm, partnership, joint venture, corporation and/or any other entity and/or person that is primarily in the retail business of selling sleep products described in Section 11.6 (and is not in the business of developing or manufacturing any such sleep products) so long as it is not a subsidiary or affiliate of any entity or person described in clause (i) above.”

11.  General

(a)  Executive shall be entitled to indemnification to the fullest extent provided by Delaware law and Simmons’ organizational documents as now in effect against any expense (including, without limitation, attorneys’ fees), fine, penalty, liability or damages incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he currently is or hereafter becomes involved as a result of his employment with Simmons and performance of duties pursuant to his Employment Agreement.  Simmons hereby represents and warrants that all corporate action has been taken, and all approvals and consents have been obtained, as may be necessary for Simmons to extend full indemnification to Executive after the Termination Date including, without limitation, continuing to fund Executive’s defense of any currently ongoing action, suit or proceeding.

(b)  This Separation Agreement contains the entire agreement of Simmons with Executive and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to Executive’s employment with Company and its termination and all related matters, including the Employment Agreement, excluding only Executive’s rights and obligations, if any, that survive the Employment Agreement as specifically set forth herein.  The parties further agree that no amendment or modification of this Separation Agreement shall be valid or binding upon any of them unless made in writing and signed by all parties hereto.  Except to the extent expressly set forth herein, the Separation Agreement does not affect ongoing rights and obligations of the parties under the SH Agreement, RSA and any related agreements concerning Class A or Class B stock held by Executive after the Effective Date.

(c)  This Separation Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, representatives, successors, transferees and assigns forever.  This Separation Agreement shall not be assignable by Executive but shall be freely assignable by Simmons, provided that any assignment by Simmons shall expressly provide that (i) the assignee affirmatively assumes all the obligations, duties and responsibilities imposed upon Simmons pursuant to this Separation Agreement and (ii) Simmons is not in any manner relieved of any such obligations, duties or responsibilities hereunder.

(d)  Simmons and Executive intend for every provision of the Separation Agreement to be fully enforceable.  If a court with jurisdiction of this Separation Agreement determines that all or part of any provision of this Separation Agreement is unenforceable for any reason, Simmons and Executive intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Separation Agreement.

(e)  This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereof, except with respect to (i) Section 10 of this Separation Agreement, which shall expressly be governed by and construed in accordance with the choice of law provisions of the Employment Agreement, and (ii) Section 11(a) of this Separation Agreement, which shall be construed in accordance with Delaware law as provided therein.

(f)  This Separation Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

12.  Executive’s Full Review.  Executive acknowledges that Executive has read this entire Separation Agreement, that Executive fully understands its meaning and effect, that Executive’s counsel has answered any questions Executive may have, that no promises or representations have been made to Executive by any person to induce Executive to enter into this agreement other than the express terms set forth herein, and that Executive has voluntarily signed this Separation Agreement.

[Signatures on the Following Page]

    IN WITNESS WHEREOF, Executive and a duly authorized representative of Company and Holdings have signed this Separation Agreement to be effective as provided herein.

Simmons Bedding Company

By:  /s/  Kristen K. McGuffey                                                                                     Date:  6/4/2007
Name:  Kristen K. McGuffey
Title:  Executive Vice President, General Counsel and Secretary

Simmons Holdco, Inc.

By:  /s/  Kristen K. McGuffey                                                             Date:  6/4/2007
Name:  Kristen K. McGuffey
Title:  Executive Vice President, General Counsel and Secretary

Executive

/s/Gary S. Matthews                                Date:  5/31/2007
Gary S. Matthews

Exhibit A

Current RSA Targets

Month	2007 Monthly Target EBITDA (dollars in millions)	2007 Year to Date Target EBITDA (dollars in millions)
January	$18.9	$18.9
February	$13.4	$32.3
March	$13.4	$45.7
April	$15.1	$60.8
May	$12.7	$73.5
June	$17.4	$90.9
July	$21.0	$111.9
August	$17.6	$129.5
September	$16.7	$146.2
October	$18.9	$165.1
November	$12.7	$177.9
December	$12.1	$190.0